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Exhibit 4.3

PLEDGE AGREEMENT

dated as of

December 26, 2002

between

QWEST COMMUNICATIONS INTERNATIONAL INC.

and

BANK ONE TRUST COMPANY, N.A.,
as Collateral Agent

i

PLEDGE AGREEMENT

        AGREEMENT dated as of December 26, 2002 among QWEST COMMUNICATIONS INTERNATIONAL INC. and BANK ONE TRUST COMPANY, N.A., as Collateral Agent for the Existing 2008 Notes Trustee, as trustee for the holders of the Existing 2008 Notes and the QSC Notes Trustee, as trustee for the holders of the QSC Notes.

        WHEREAS, QSC has issued the QSC Notes pursuant to the QSC Notes Indenture;

        WHEREAS, QCII has guaranteed the QSC Notes pursuant to the QSC Notes Indenture (the "Guaranty");

        WHEREAS, QCII has issued the Existing 2008 Notes pursuant to the Existing 2008 Note Indentures;

        WHEREAS, pursuant to the Existing 2008 Note Indentures, QCII is obligated to secure its obligations under the Existing 2008 Notes equally and ratably with the other Liens granted hereunder;

        WHEREAS, QCII is willing to secure its obligations in respect of the New QCII Notes, the Guaranty and the Existing 2008 Notes pursuant to the Security Documents by granting Liens on certain of its assets to the Collateral Agent as provided in the Security Documents;

        WHEREAS, the liens granted by QCII herein shall be equal and ratable with certain other liens granted by QCII to secure Additional Secured Obligations as more particularly set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        Section 1.    Definitions.

        (a)    Terms Defined in UCC.    As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC
Authenticate	9-102
Certificated Security	8-102
Entitlement Holder	8-102
Securities Account	8-501
Securities Intermediary	8-102
Security Entitlement	8-102
Supporting Obligations	9-102

        (b)    Additional Definitions.    The following additional terms, as used herein, have the following meanings:

        "Account Control Agreement" means, with respect to any account, a blocked account agreement in favor of the Collateral Agent, all in form and substance satisfactory to the Collateral Agent.

        "Additional Secured Obligations" has the meaning specified in Section 16.

        "Additional Secured Parties" means the holders of Additional Secured Obligations secured by this Agreement or the trustees or like representatives thereof.

        "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such specified Person; provided that as used in this definition "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

        "Bankruptcy Event" means any Event of Default described in: Sections 6.01(g) or (h) of the QSC Notes Indenture and any analogous event of default under the Existing 2008 Note Indentures or any Secured Agreement governing Additional Secured Obligations relating to the bankruptcy or insolvency of QCII.

        "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.

        "Cash Distributions" means dividends, interest and other distributions and payments (including proceeds of liquidation, sale or other disposition) made or received in cash upon or with respect to any Collateral.

        "Class" means, as applied to the Secured Parties, each of the following three classes of Secured Parties: (i) the QSC Notes Trustee; (ii) the Existing 2008 Notes Trustee; and (iii) the holders of any Additional Secured Obligations secured by this Agreement or the trustees or like representatives thereof.

        "Collateral" means all property, whether now owned or hereafter acquired, on which a Lien is granted or purports to be granted to the Collateral Agent pursuant to the Security Documents.

        "Collateral Accounts" has the meaning specified in Section 5.

        "Collateral Agent" means Bank One Trust Company, N.A., in its capacity as collateral agent hereunder.

        "Contingent Secured Obligation" means, at any time, any Secured Obligation (or portion thereof) that is contingent in nature at such time, including, without limitation, any Secured Obligation that is an obligation to provide additional collateral to secure a Secured Obligation, provided that contingent obligations under general indemnification provisions or the like as to which no claim is pending or reasonably foreseeable shall not be treated as Contingent Secured Obligations for purposes of the administration of this Agreement.

        "Effective Date" means December 26, 2002.

        "Equity Interest" means (i) in the case of a corporation, any shares of its capital stock, (ii) in the case of a limited liability company, any membership interest therein, (iii) in the case of a partnership, any partnership interest (whether general or limited) therein, (iv) in the case of any other business entity, any participation or other interest in the equity or profits thereof, (v) any warrant, option or other right to acquire any Equity Interest described in this definition or (vi) any Security Entitlement in respect of any Equity Interest described in this definition.

        "Event of Default" means any "Event of Default" under (and as such term is defined in) the QSC Note Indenture, the Existing 2008 Note Indentures, or the Secured Agreements governing any Additional Secured Obligations.

        "Existing 2008 Notes" are defined in the Existing 2008 Note Indentures.

        "Existing 2008 Note Indentures" means the Indentures dated as of November 14, 1998 and November 27, 1998, each between QCII and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as the Existing 2008 Notes Trustee, with respect to the Existing 2008 Notes.

        "Existing 2008 Notes Secured Obligations" means all obligations of QCII with respect to the Existing 2008 Notes pursuant to the Existing 2008 Note Indentures.

        "Existing 2008 Notes Trustee" means Deutsche Bank Trust Company Americas or its successor as "Trustee" under the Existing 2008 Note Indentures.

        "FCC" means the Federal Communications Commission and any successor agency thereof.

        "Governmental Authority" means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

        "Liquid Investment" means a Permitted Investment (other than commercial paper) that matures within 30 days after it is first included in the Collateral.

        "Non-Contingent Secured Obligation" means at any time any Secured Obligation (or portion thereof) that is not a Contingent Secured Obligation at such time.

        "own" refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and "acquire" refers to the acquisition of any such rights.

        "Permitted Investments" means investments in:

          (a)   direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

          (b)   commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's or from Moody's Investors Service, Inc.;

          (c)   certificates of deposit, banker's acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any State thereof which has a combined capital and surplus and undivided profits of at least $500,000,000;

          (d)   fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

          (e)   any other investments made in compliance with the cash management investment policy of QCII with respect to cash investments, substantially as in effect on the Effective Date.

        "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Pledged", when used in conjunction with any type of asset, means at any time an asset of such type that is included (or that creates rights that are included) in the Collateral at such time. For example, "Pledged Certificated Security" means a Certificated Security that is included in the Collateral at such time.

        "Post-Petition Interest" means any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Issuer (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding.

        "Proceeds" means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of QCII against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

        "PUC" means any commission, board or official (by whatever name designated) which under the laws of any State has regulatory jurisdiction with respect to intrastate operations of QCII, QSC or QCF, or any of its Subsidiaries or Affiliates, with respect to such Person's business as a common carrier for hire, in intrastate, interstate or foreign communication by wire or radio or intrastate, interstate or foreign radio transmission of energy.

        "QCF" means Qwest Capital Funding, Inc., a Colorado corporation.

        "QCF Equity Interest" means all Equity Interests of QCII in QCF.

        "QCII" means Qwest Communications International Inc., a Delaware corporation.

        "QSC" means Qwest Services Corporation, a Colorado corporation.

        "QSC Equity Interest" means all Equity Interests of QCII in QSC.

        "QSC Notes" means those certain senior subordinated secured Notes issued by QSC under the QSC Notes Indenture.

        "QSC Notes Indenture" means the Indenture dated as of December 26, 2002 between QSC, the guarantors named therein and the QSC Notes Trustee with respect to the QSC Notes.

        "QSC Notes Secured Obligations" means all obligations of QCII with respect to the QSC Notes pursuant to the Guaranty.

        "QSC Notes Trustee" means Bank One Trust Company, N.A. or its successor as "Trustee" under the QSC Notes Indenture.

        "Regulated Entity" means a Person as to which the consent of a governmental body or official is required for any acquisition of control or change of control thereof.

        "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

        "Secured Agreement", when used with respect to any Secured Obligation, refers collectively to each instrument, agreement or other document that sets forth obligations of QCII, obligations of a guarantor and/or rights of the holder with respect to such Secured Obligation.

        "Secured Obligations" means collectively (i) all Existing 2008 Notes Secured Obligations; (ii) all QSC Notes Secured Obligations and (iv) all Additional Secured Obligations, all interest (including Post-Petition Interest) thereon and all other amounts now or hereafter payable by QCII in connection therewith to the extent such Additional Secured Obligations are secured by this Agreement.

        "Secured Parties" means (i) the Existing 2008 Notes Trustee, (ii) the QSC Notes Trustee and (iii) the holders of any Additional Secured Obligations secured by this Agreement or the trustees or like representatives thereof.

        "Security Documents" means this Agreement and all other supplemental or additional security agreements, control agreements or similar instruments, as required hereby.

        "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

        "Transaction Liens" means the Liens granted by QCII under the Security Documents.

        "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

        "United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

        (a)    Terms Generally.    The definitions of terms herein (including those incorporated by reference to the UCC or to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement and (e) the word "property" shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

        Section 2.    Grant of Transaction Liens.

        (a)   QCII, in order to secure its QSC Notes Secured Obligations, grants to the Collateral Agent for the benefit of the QSC Notes Trustee a continuing security interest, with the priority in respect of proceeds of Collateral specified in Section 10, in all the following property of QCII (collectively, the "QSC Equity Collateral"), whether now owned or existing or hereafter acquired or arising and regardless of where located:

    (i)
    all QSC Equity Interests;

    (ii)
    all rights and privileges of QCII with respect to QSC Equity Interests and all dividends, distributions and other payments with respect to such QSC Equity Interests; and

    (iii)
    all Proceeds of the Collateral described in the foregoing clauses (i) and (ii).

        (b)   QCII, (x) in order to secure its Existing 2008 Notes Secured Obligations, grants to the Collateral Agent for the benefit of Existing 2008 Notes Trustee a continuing security interest, with the priority in respect of proceeds of Collateral specified in Section 10, and (y) in order to secure those of its Additional Secured Obligations (if any) that are designated in accordance with Section 16 to be secured by Transaction Liens on QSC Equity Collateral pursuant to this Agreement, grants to the Collateral Agent for the benefit of the Additional Secured Parties a continuing security interest, with the priority in respect of proceeds of Collateral specified in Section 10, in each case, in all of the QSC

Equity Collateral, whether now owned or existing or hereafter acquired or arising and regardless of where located.

        (c)   QCII, in order to secure its QSC Notes Secured Obligations, grants to the Collateral Agent for the benefit of the QSC Notes Trustee a continuing security interest, with the priority in respect of proceeds of Collateral specified in Section 10, in all the following property of QCII (collectively, the "QCF Equity Collateral"), whether now owned or existing or hereafter acquired or arising and regardless of where located:

    (i)
    all QCF Equity Interests;

    (ii)
    all rights and privileges of QCII with respect to QCF Equity Interests and all dividends, distributions and other payments with respect to such QCF Equity Interests; and

    (iii)
    all Proceeds of the Collateral described in the foregoing clauses (i) and (ii).

        (d)   QCII, (x) in order to secure its Existing 2008 Notes Secured Obligations, grants to the Collateral Agent for the benefit of the Existing 2008 Notes Trustee a continuing security interest, with the priority in respect of proceeds of Collateral specified in Section 10, and (y) in order to secure those of its Additional Secured Obligations (if any) that are designated in accordance with Section 16 to be secured by Transaction Liens on QCF Equity Collateral pursuant to this Agreement, grants to the Collateral Agent for the benefit of the Additional Secured Parties a continuing security interest, with the priority in respect of proceeds of Collateral specified in Section 10, in each case, in all of the QCF Equity Collateral, whether now owned or, existing or hereafter acquired or arising and regardless of where located.

        (e)   With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Liens granted therein include a continuing security interest in (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

        (f)    The Transaction Liens are granted as security only and shall not subject the Collateral Agent or any other Secured Parties to, or transfer or in any way affect or modify, any obligation or liability of QCII with respect to any of the Collateral or any transaction in connection therewith.

        (g)   If the governmental body or official having jurisdiction over any Regulated Entity determines that the pledge of the shares of capital stock of such Regulated Entity hereunder constitutes the acquisition of or a change of control with respect to such Regulated Entity as to which the prior approval of such governmental body or official was required, then, immediately upon QCII's (1) written memorialization of oral notice or (2) receipt of written notice from such governmental body or official of such determination and without any action on the part of the Collateral Agent or any other Person, such pledge shall be rendered void ab initio and of no effect. Upon any such occurrence, (i) the Collateral Agent shall, at QCII's written request and expense, return all certificates representing such capital stock to QCII and execute and deliver such documents as QCII shall reasonably request to evidence QCII's retention of all rights in such capital stock and (ii) QCII shall promptly submit a request to the relevant governmental body or official for approval of the pledge of such shares to the Collateral Agent hereunder and, upon receipt of such approval, shall forthwith deliver to the Collateral Agent certificates representing all the outstanding shares of capital stock of such Regulated Entity to be held as Collateral hereunder.

        Section 3.    Further Assurances; General Covenants.    QCII covenants as follows:

          (a)   QCII will, from time to time, at its own expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action

  (including any filing of financing or continuation statements under the UCC) that from time to time may be necessary or desirable or that the Collateral Agent may request, in order to:

      (i)
      create, preserve, perfect, confirm or validate the Transaction Liens on the Collateral;

      (ii)
      enable the Collateral Agent and the other Secured Parties to obtain the full benefits of the Security Documents; or

      (iii)
      enable the Collateral Agent to exercise and enforce any of its rights, powers and remedies with respect to any of the Collateral.

        To the extent permitted by applicable law, QCII authorizes the Collateral Agent to execute and file such financing statements or continuation statements without QCII's signature appearing thereon. QCII agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. QCII constitutes the Collateral Agent its attorney-in-fact to execute all filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until all the Transaction Liens granted by QCII terminate pursuant to Section 15. QCII will pay the costs, of or incidental to, any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.

          (b)   QCII will, promptly upon request, provide to the Collateral Agent all information and evidence concerning the Collateral that the Collateral Agent may reasonably request from time to time to enable it to enforce the provisions of the Security Documents.

          (c)   QCII agrees to exercise commercially reasonable efforts:

      (i)
      to cooperate with the Collateral Agent to obtain any approval of the FCC or the PUCs for any action or transaction contemplated by this Agreement which is then required by applicable law; and

      (ii)
      after the occurrence of an Event of Default, cooperate with the Collateral Agent to obtain any approval of the FCC, any PUC and any other Governmental Authority which may be required, necessary or appropriate under the FCC's, such PUC's or such Governmental Authority's rules and regulations in connection with any sale or transfer of any of the capital stock of QSC or QCF.

        Section 4.    Acknowledgment.

        (a)   The Collateral Agent on behalf of the Secured Parties acknowledges and recognizes that QSC may be a Regulated Entity, and that the ability of creditors (including the Secured Parties) to exercise rights in connection with any pledge of, or security interest in, the capital stock of QSC may be subject to any applicable restrictions or prohibitions, before or after any default by QSC, (i) on the right of any Person to acquire control of or vote the stock of QSC without the prior consent of the FCC or of certain PUCs or other Governmental Authorities, (ii) on the right of QSC to afford its creditors (including the Secured Parties) or creditors of certain Affiliates of QSC recourse to or against the assets of QSC, or (iii) to foreclose on, or otherwise acquire ownership of, the capital stock of QSC

        (b)   The Collateral Agent on behalf of the Secured Parties acknowledges and agrees that the pledge of the capital stock of QSC does not afford the Secured Parties (or any other creditor of QSC) (i) any recourse to or against the assets of QSC, including without limitation any assets subject to regulation by the FCC or any PUC, or (ii) ownership of, or the right or power to vote, such capital stock or the right or power to control the operations, management or policies of QSC

        (c)   The Collateral Agent on behalf of the Secured Parties agrees that, notwithstanding anything to the contrary contained in this Agreement, any other Security Document, the Indenture or the Guaranty, the Collateral Agent shall not, without the prior consent, to the extent required by applicable law, of the of the FCC, the PUCs or other Governmental Authorities, take any action pursuant to this Agreement or any other Security Document, whether before or after any Event of Default, including without limitation any exercise of remedies, that would constitute or result in:

    (i)
    The exercise by the Collateral Agent on behalf of the Secured Parties of control over QSC or any of its Subsidiaries, including without limitation, directly or indirectly:

              (A)  Electing or removing any director or officer of QSC or any of its Subsidiaries;

              (B)  Causing the payment or making of any dividend or other distribution with respect to the capital stock of QSC;

              (C)  Preventing or restricting QCII from exercising its power to vote, or give consents with respect to, its shares of the capital stock of QSC; and

              (D)  Managing or directing the operations or policies of QSC;

    (ii)
    The liquidation, dissolution, reorganization, merger, consolidation or recapitalization, or sale, transfer, mortgage, lease or other disposition of the assets, of QSC;

    (iii)
    Any application of, or other recourse to or against, the assets of QSC or any of its Subsidiaries that may be Regulated Entities to the payment, setoff, or reduction of the Secured Obligations;

    (iv)
    The sale, disposition or transfer of the capital stock of QSC; or

    (v)
    Calling any meeting of shareholders or of the Board of Directors of QSC (or any committee thereof) or voting, giving consent or exercising any other right as a shareholder of QSC.

        (d)   The Collateral Agent on behalf of the Secured Parties acknowledges and recognizes that QCF may be a Regulated Entity, and that the ability of creditors (including the Secured Parties) to exercise rights in connection with any pledge of, or security interest in, the capital stock of QCF may be subject to any applicable restrictions or prohibitions, before or after any default by QCF, (i) on the right of any Person to acquire control of or vote the stock of QCF without the prior consent of the FCC or of certain PUCs or other Governmental Authorities, (ii) on the right of QCF to afford its creditors (including the Secured Parties) or creditors of certain Affiliates of QCF recourse to or against the assets of QCF, or (iii) to foreclose on, or otherwise acquire ownership of, the capital stock of QCF.

        (e)   The Collateral Agent on behalf of the Secured Parties acknowledges and agrees that the pledge of the capital stock of QCF does not afford the Secured Parties (or any other creditor of QCF) (i) any recourse to or against the assets of QCF, including without limitation any assets subject to regulation by the FCC or any PUC, or (ii) ownership of, or the right or power to vote, such capital stock or the right or power to control the operations, management or policies of QCF

        (f)    The Collateral Agent on behalf of the Secured Parties agrees that, notwithstanding anything to the contrary contained in this Agreement, any other Security Document, the Indenture or the Guaranty, the Collateral Agent shall not, without the prior consent, to the extent required by applicable law, of the of the FCC, the PUCs or other Governmental Authorities, take any action pursuant to this Agreement or any other Security Document, whether before or after any Event of Default, including without limitation any exercise of remedies, that would constitute or result in:

    (i)
    The exercise by the Collateral Agent on behalf of the Secured Parties of control over QCF or any of its Subsidiaries, including without limitation, directly or indirectly:

              (A)  Electing or removing any director or officer of QCF or any of its Subsidiaries;

              (B)  Causing the payment or making of any dividend or other distribution with respect to the capital stock of QCF;

              (C)  Preventing or restricting QCII from exercising its power to vote, or give consents with respect to, its shares of the capital stock of QCF; and

              (D)  Managing or directing the operations or policies of QCF;

    (ii)
    The liquidation, dissolution, reorganization, merger, consolidation or recapitalization, or sale, transfer, mortgage, lease or other disposition of the assets, of QCF;

    (iii)
    Any application of, or other recourse to or against, the assets of QCF or any of its Subsidiaries that may be Regulated Entities to the payment, setoff, or reduction of the Secured Obligations;

    (iv)
    The sale, disposition or transfer of the capital stock of QCF; or

    (v)
    Calling any meeting of shareholders or of the Board of Directors of QCF (or any committee thereof) or voting, giving consent or exercising any other right as a shareholder of QCF.

        Section 5.    Collateral Accounts.    (a) If and when required for purposes hereof, the Collateral Agent will establish one or more accounts (each, a "Collateral Account"), in the name and under the exclusive control of the Collateral Agent and subject (to the extent necessary or advisable in the sole discretion of the Collateral Agent) to an Account Control Agreement, into which all amounts owned by QCII that are to be deposited therein pursuant to Section 8 shall be deposited from time to time. Each Cash Collateral Account will be operated as provided in this Section and Section 7.

        (b)   The Collateral Agent shall deposit in the Collateral Account of QCII:

    (i)
    each Cash Distribution required by Section 8 to be deposited therein; and

    (ii)
    each amount realized or otherwise received by the Collateral Agent with respect to QCII's assets upon any exercise of remedies pursuant to any Security Document.

        (c)   The Collateral Agent shall maintain such records and/or establish such sub-accounts as shall be required to enable it to identify the amounts held in each Collateral Account from time to time pursuant to each clause of subsection (b) of this Section, as applicable.

        Section 6.    Certificated Securities.    Except as to actions to be taken by the Collateral Agent, QCII hereby represents, warrants and covenants as follows with respect to any Pledged Certificated Securities:

          (a)   Concurrently herewith, QCII shall deliver to Collateral Agent all certificates representing Pledged Certificated Securities. Whenever QCII acquires any other certificate representing a Pledged Certificated Security, QCII will immediately deliver such certificate to the Collateral Agent as Collateral hereunder.

          (b)   Collateral Agent hereby acknowledges, pursuant to Section 9-313 of the UCC, that it holds any Pledged Certificated Securities for the benefit of the Secured Parties under this Agreement and the holders of any Additional Secured Obligations which are secured by such Pledged Certificated Securities pursuant to any Secured Agreement other than this Agreement (Collateral Agent hereby disclaiming any duty to such parties (other than duties expressly set forth in this Agreement)). Upon termination of all Transaction Liens pursuant to Section 15, at the request of the Secured Parties under this Agreement or the holders of any Additional Secured Obligations, Collateral Agent shall deliver all Pledged Certificated Securities in its possession to the collateral agent or secured party under any Secured Agreement granting Liens in such Pledged Certificated Securities in favor of the holders of any Additional Secured Obligations.

          (c)   All Pledged Certificated Securities owned by QCII, when delivered to the Collateral Agent, will be indorsed to the order of the Collateral Agent, or accompanied by duly executed instruments of assignment, with signatures appropriately guaranteed, all in form and substance satisfactory to the Collateral Agent.

        Section 7.    Operation of Collateral Accounts.    (a) All Cash Distributions received with respect to assets held in any Collateral Account shall be deposited therein promptly upon receipt thereof.

        (b)   Funds held in any Collateral Account may, until withdrawn, be invested and reinvested in such Liquid Investments as QCII shall request from time to time; provided that (i) if an Event of Default shall have occurred and be continuing, the Collateral Agent may select such Liquid Investments and (ii) if such Liquid Investments are to be held in a Securities Account, either (x) the Collateral Agent is the Entitlement Holder with respect to such Liquid Investments or (y) the relevant Entitlement Holder and the relevant Securities Intermediary shall have theretofore entered into a Securities Account Control Agreement with respect to such Securities Account and delivered it to the Collateral Agent (which shall enter into the same).

        (c)   If an Event of Default shall have occurred and be continuing, the Collateral Agent may (i) retain all cash and investments then held in any Collateral Account, (ii) liquidate, or instruct the relevant Securities Intermediary to liquidate, any or all investments held therein and/or (iii) withdraw any amounts held therein and apply such amounts as provided in Section 10.

        (d)   If immediately available cash on deposit in any Collateral Account is not sufficient to make any distribution or withdrawal to be made pursuant hereto, the Collateral Agent will cause to be liquidated, as promptly as practicable, such investments held in or credited to such Collateral Account as shall be required to obtain sufficient cash to make such distribution or withdrawal and, notwithstanding any other provision hereof, such distribution or withdrawal shall not be made until such liquidation has taken place.

        Section 8.    Certain Cash Distributions.    Cash Distributions with respect to assets held in a Collateral Account shall be deposited and held therein, or withdrawn therefrom, as provided in Section 7.

        Section 9.    Remedies upon Event of Default.    (a) If an Event of Default shall have occurred and be continuing, the Collateral Agent may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) (subject, in each case, to the limitations set forth in Section 4) under the Security Documents.

        (b)   Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Collateral Agent may exercise on behalf of the Secured Parties (subject, in each case, to the limitations set forth in Section 4) all the rights of a Secured Party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Collateral.

        Section 10.    Application of Proceeds.    (a) If an Event of Default shall have occurred and be continuing, the Collateral Agent may apply (i) any cash held in the Collateral Accounts in respect of any Collateral and (ii) the proceeds of any sale or other disposition of any Collateral, in the following order of priorities:

          first, to pay the expenses of such sale or other disposition, including reasonable compensation to agents of and counsel for the Collateral Agent, and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection with the Security Documents;

          second, to pay all fees and any other expenses and other amounts then due and payable to the Collateral Agent pursuant to Section 11, until payment in full of all such Collateral Agent fees and other expenses and amounts shall have been made;

          third, to pay (or provide for the payment thereof pursuant to Section 10(c)) ratably (i) QSC Notes Secured Obligations, (iii) the Existing 2008 Notes Secured Obligations and (iv) any Additional Secured Obligations secured by such Collateral (which ratable share shall be paid to the holders of such Additional Secured Obligations ratably or on such other basis as the Secured Agreements governing the same shall provide or as the holders thereof (or their respective trustees, agents and/or representatives) may direct), until payment in full of all such obligations shall have been made (or so provided for); and

          finally, to pay to QCII, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Collateral.

        (b)   The Collateral Agent may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

        (c)   If at any time any portion of any monies collected or received by the Collateral Agent would, but for the provisions of this Section 10(c), be payable pursuant to Section 10(a), in respect of a Contingent Secured Obligation, the Collateral Agent shall not apply any monies to pay such Contingent Secured Obligation but instead shall request the holder thereof, at least 10 days before each proposed distribution hereunder, to notify the Collateral Agent as to the maximum amount of such Contingent Secured Obligation if then ascertainable. If the holder of such Contingent Secured Obligation does not notify the Collateral Agent of the maximum ascertainable amount thereof at least two Business Days before such distribution, such holder will not be entitled to share in such distribution. If such holder does so notify the Collateral Agent as to the maximum ascertainable amount thereof, the Collateral Agent will allocate to such holder a portion of the monies to be distributed in such distribution, calculated as if such Contingent Secured Obligation were outstanding in such maximum ascertainable amount. However, the Collateral Agent will not apply such portion of such monies to pay such Contingent Secured Obligation, but instead will hold such monies or invest such monies in Liquid Investments. All such monies and Liquid Investments and all proceeds thereof will constitute Collateral hereunder, but will be subject to distribution in accordance with this Section 10(c) rather than Section 10(a), as applicable. The Collateral Agent will hold all such monies and Liquid Investments and the net proceeds thereof in trust until all or part of such Contingent Secured Obligation becomes a Non-Contingent Secured Obligation, whereupon the Collateral Agent at the request of the relevant Secured Parties will apply the amount so held in trust to pay such Non-Contingent Secured Obligation; provided that, if the other Secured Obligations theretofore paid pursuant to the same clause of Section 10(a) were not paid in full, the Collateral Agent will apply the amount so held in trust to pay the same percentage of such Non-Contingent Secured Obligation as the percentage of such other Secured Obligations theretofore paid pursuant to the same clause of Section 10(a). If (i) the holder of such Contingent Secured Obligation shall advise the Collateral Agent that no portion thereof remains in the category of a Contingent Secured Obligation and (ii) the Collateral Agent still holds any amount held in trust pursuant to this Section 10(c) in respect of such Contingent Secured Obligation (after paying all amounts payable pursuant to the preceding sentence with respect to any portions thereof that became Non-Contingent Secured Obligations), such remaining amount will be applied by the Collateral Agent in the order of priorities set forth Section 10(a).

        (d)   In making the payments and allocations required by this Section, the Collateral Agent may rely upon information supplied to it pursuant to Section 14(f). All distributions made by the Collateral Agent pursuant to this Section shall be final (except in the event of manifest error) and the Collateral Agent shall have no duty to inquire as to the application by any Secured Parties of any amount distributed to it.

        Section 11.    Fees and Expenses; Indemnification.    (a) QCII agrees to pay to the Collateral Agent forthwith upon demand:

  (i)
  the amount of any fees that QCII shall have agreed in writing to pay to the Collateral Agent and that shall have become due and payable in accordance with such written agreement, any taxes that the Collateral Agent may have been required to pay by reason of the Transaction Liens or to free any Collateral from any other Lien thereon that is prohibited by any Secured Agreement;

  (ii)
  the amount of any and all reasonable out-of-pocket expenses, including transfer taxes and reasonable fees and expenses of counsel and other experts, that the Collateral Agent may incur in connection with (x) the administration or enforcement of the Security Documents, including such reasonable expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, (y) the collection, sale or other disposition of any Collateral or (z) the exercise by the Collateral Agent of any of its rights or powers under and in accordance with the Security Documents; and

  (iii)
  the amount required to indemnify the Collateral Agent for, or hold it harmless and defend it against (in each case, to the extent permitted by law), any loss, liability or expense (including the reasonable fees and expenses of its counsel and any experts or sub-agents appointed by it hereunder) incurred or suffered by the Collateral Agent in connection with the Security Documents, except to the extent that such loss, liability or expense arises from the Collateral Agent's gross negligence or willful misconduct.

        Any such amount not paid to the Collateral Agent on demand will bear interest for each day thereafter until paid at a rate per annum equal to a rate equal to the combined average interest rate, weighted to reflect outstanding principal amounts, payable on the QSC Notes.

        (b)   If any transfer tax, documentary stamp tax or other tax is payable in connection with any transfer or other transaction provided for in the Security Documents, QCII agrees to pay such tax and provide any required tax stamps to the Collateral Agent or as otherwise required by law.

        Section 12.    Authority to Administer Collateral.    QCII irrevocably appoints the Collateral Agent its true and lawful attorney, with full power of substitution, in the name of QCII, any Secured Parties or otherwise, for the sole use and benefit of the Secured Parties, but at QCII's expense, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of the Collateral:

          (a)   to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

          (b)   to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

          (c)   to sell or dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof, and

          (d)   to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;

  provided that, the Collateral Agent will give QCII at least ten days' prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (i) contain the information specified in UCC Section 9-613, (ii) be Authenticated and (iii) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

        Section 13.    Limitation on Duty in Respect of Collateral.    Beyond the exercise of reasonable care in the custody and preservation thereof, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Collateral Agent in good faith, except to the extent that such liability arises from the Collateral Agent's gross negligence or willful misconduct.

        Section 14.    General Provisions Concerning the Collateral Agent.    (a) Authority. The Collateral Agent is authorized to take such actions and to exercise such powers as are delegated to the Collateral Agent by the terms of the Security Documents, together with such actions and powers as are reasonably incidental thereto.

        (b)    Rights and Powers as a Secured Party.    To the extent the bank serving as the Collateral Agent is also a Secured Party, such entity shall, in its capacity as a Secured Party, have the same rights and powers as any other Secured Party and may exercise the same as though it were not the Collateral Agent. Such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Qwest Company or Affiliate thereof as if it were not the Collateral Agent hereunder.

        (c)    Limited Duties and Responsibilities.    The Collateral Agent shall not have any duties or obligations under the Security Documents except those expressly set forth therein. Without limiting the generality of the foregoing, (a) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (b) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Security Documents that the Collateral Agent is required in writing to exercise by a the holders of a majority of principal amount of each Class of the Secured Obligations (or such other number or percentage as may be necessary under the circumstances under the applicable Secured Agreements governing such Secured Obligations)and (c) except as expressly set forth herein, the Collateral Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Qwest Company that is communicated to or obtained by the bank serving as Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the holders of a majority of principal amount of each Class of the relevant Secured Obligations (or such other number or percentage as may be necessary under the circumstances under the applicable Secured Agreements governing such Secured Obligations) or in the absence of its own gross negligence or willful misconduct. The Collateral Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any Transaction Lien, whether impaired by operation of law or by reason of any action or omission to act on its part under the Security Documents. The Collateral Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Collateral Agent by a Secured Party, and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Security Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Security Document, (iv) the validity, enforceability, effectiveness or genuineness of any Security Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in any Security Document.

        (d)    Authority to Rely on Certain Writings, Statements and Advice.    The Collateral Agent shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Collateral Agent also may rely on any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (who may be counsel for QCII), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountant or expert.

        (e)    Sub-Agents and Related Parties.    The Collateral Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it. The Collateral Agent and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Section 13 and this Section shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and any such sub-agent.

        (f)    Information as to Secured Obligations and Actions by Secured Parties.    For all purposes of the Security Documents, including determining the amounts of the Secured Obligations and whether a Secured Obligation is a Contingent Secured Obligation or not, or whether any action has been taken under any Secured Agreement, the Collateral Agent will be entitled to rely on information from (i) its own records, (ii) the Secured Parties for information as to its Secured Obligations and actions taken by it, to the extent that the Collateral Agent has not obtained such information from the foregoing sources, and (iii) QCII, to the extent that the Collateral Agent has not obtained information from the foregoing sources.

        (g)   Within two Business Days after it receives or sends any notice referred to in this subsection, the Collateral Agent shall send to the Secured Parties any notice given by the Collateral Agent to QCII, or received by it from QCII, pursuant to Section 9, Section 10, Section 12, Section 14(i) or Section 15.

        (h)   The Collateral Agent may refuse to act on any notice, consent, direction or instruction from any Secured Parties or any agent, trustee or similar representative thereof that, in the Collateral Agent's opinion, (i) is contrary to law or the provisions of any Security Document, (ii) may expose the Collateral Agent to liability (unless the Collateral Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction) or (iii) is unduly prejudicial to the holders of any Secured Obligations not joining in such notice, consent, direction or instruction.

        (i)    Resignation; Successor Collateral Agent.    The Collateral Agent may resign at any time by notifying the Secured Parties and QCII. Upon any such resignation, the Secured Parties shall have the right, in consultation with QCII, to appoint a successor Collateral Agent. If no successor shall have been so appointed by the Secured Parties and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Secured Parties, appoint a successor Collateral Agent which shall be either (i) a bank having (x) an office in New York, New York and (y) combined capital and surplus of at least $400,000,000, or an Affiliate of any such bank or (ii) another bank that is reasonably acceptable to QCII (or an Affiliate of such bank). Upon acceptance of its appointment as Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent hereunder, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder. The fees payable by QCII to a successor Collateral Agent shall be the same as those payable by QCII to such Collateral Agent's predecessor unless otherwise agreed by QCII and such successor Collateral Agent. After the Collateral

Agent's resignation hereunder, the provisions of this Section and Section 13 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent. If no successor agent has accepted appointment as Collateral Agent by the date which is 30 days following the retiring Collateral Agent's notice of resignation, the retiring Agent's resignation shall at its election nevertheless become effective and the Secured Parties shall perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Secured Parties appoints a successor agent as provided above.

        Section 15.    Termination of Transaction Liens; Release of Collateral.

        (a)   The Transaction Liens granted by QCII to secure its obligations in respect of the Existing 2008 Notes shall terminate when the obligations in respect of such Notes are paid in full in cash or otherwise are no longer required under the Existing 2008 Note Indentures.

        (b)   The Transaction Liens granted by QCII to secure the Guaranty shall terminate when all obligations thereunder are paid in full in cash or otherwise pursuant to the QSC Notes Indenture.

        (c)   Concurrently with any sale or other disposition of any Collateral permitted by the Secured Agreements evidencing any of the Secured Obligations, the Transaction Liens on such Collateral securing such Secured obligations shall terminate immediately without any action by the Collateral Agent of a Secured Party.

        (d)   At any time before the Transaction Liens granted by QCII terminate, the Collateral Agent may, at the written request of QCII, release any Transaction Lien on any Collateral or any Collateral from any Transaction Lien with the prior written consent of the holders of a majority of the principal amount of Secured Obligations of each Class secured by such Transaction Lien, or the respective trustees or like representatives representing such holders.

        (e)   The Transaction Liens granted by QCII hereunder to secure its Additional Secured Obligations shall terminate when all of the Additional Secured Obligations are paid in full or otherwise pursuant to the terms of the Secured Agreements with respect thereto; provided, that, if at any time no Additional Secured Obligations are then designated as Secured Obligations under this Agreement pursuant to Section 16, QCII may terminate the Transaction Liens granted hereunder to secure Additional Secured Obligations by delivery of written notice of such termination to Collateral Agent.

        (f)    Upon any termination of a Transaction Lien or release of Collateral, the Collateral Agent will, at the expense of QCII, execute and deliver to QCII such documents as QCII shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be, including, without limitation, delivery of all certificates evidencing Pledged Certificated Securities in Collateral Agent's possession.

        Section 16.    Additional Secured Obligations.    (a) After the date hereof, QCII may from time to time, designate any other obligation as an Additional Secured Obligation for purposes hereof (any such additional secured obligation, an "Additional Secured Obligation") by delivering to the Collateral Agent (A) a certificate signed by the chief financial officer or chief accounting officer of QCII (i) identifying the obligation so designated and the aggregate principal or face amount thereof, stating that such obligation is designated as an Additional Secured Obligation for purposes hereof, (ii) stating whether such Additional Secured Obligation is to be secured by the Transaction Liens granted for such purpose under this Agreement or by Liens granted pursuant to a separate Secured Agreement, (iii) stating whether such Additional Secured Obligations are secured by all or a portion of the Collateral and, if a portion, which portion, (iv) specifying the name and address of the holder of such obligation or of a trustee, agent or similar representative designated to supply information with respect to such Additional Secured Obligation to the Collateral Agent as contemplated by Section 14(f); and (iv) representing that, the Liens granted to secure such Additional Secured Obligations are "Permitted Collateral Liens"

under defined (and as in) the QSC Note Indenture and are permitted under any other Secured Agreements; and (y) it has delivered any required notice to the QSC Notes Trustee and the Existing 2008 Notes Trustee of such obligations or Lien, and (B) if such Additional Secured Obligations are to be secured by the Transaction Liens granted for such purpose under this Agreement, an Additional Secured Party Consent, executed by the holder of such obligation, and otherwise, a copy of any Secured Agreement granting a Lien on any of the Collateral in favor of such designated Additional Secured Obligations; provided, that, no obligation of QCII shall be an Additional Secured Obligation unless the Liens securing such obligation are "Permitted Collateral Liens" under defined (and as defined in) the QSC Note Indenture and are permitted under any other Secured Agreements.

        (b)   At any time, QCII may terminate its ability to designate Additional Secured Obligations by delivery of written notice thereof to Collateral Agent (provided, that, such termination shall not affect any Additional Secured Obligations previously designated by QCII.

        Section 17.    Notices.    Each notice, request or other communication given to any party hereunder shall be in writing (which term includes facsimile) and shall be effective (i) when delivered to such party at its address specified below, (ii) when sent to such party by facsimile, addressed to it at its facsimile number specified below, and such party sends back an electronic confirmation of receipt or (iii) ten days after being sent to such party by certified or registered United States mail, addressed to it at its address specified below, with first class or airmail postage prepaid:

          (a)   in the case of QCII:

      Qwest Communications International, Inc.
      1801 California Street
      Denver, CO 80202
      Attention: Chief Financial Officer
      Facsimile: (303) 296-4920

      with a copy to:

      Qwest Communications International, Inc.
      1801 California Street
      Denver, CO 80202
      Attention: General Counsel
      Facsimile: (303) 296-5974

          (b)   in the case of the Collateral Agent:

      Bank One Trust Company, N.A.
      1 Bank One Plaza, Mail Code IL1-0823
      Chicago, Illinois 60670-0823
      Attention: Account Officer—Qwest Communications

          (c)   in the case of the QSC Notes Trustee:

      Bank One Trust Company, N.A.
      1 Bank One Plaza, Mail Code IL1-0823
      Chicago, Illinois 60670-0823
      Attention: Account Officer—Qwest Communications

          (d)   in the case of the Existing 2008 Notes Trustee:

      Deutsche Bank Trust Company Americas
      Corporate Trust and Agency Services
      Mail Stop MS-NYC03-0914
      280 Park Avenue
      New York, New York 10017

Any party may change its address or facsimile number for purposes of this Section by giving notice of such change to the Collateral Agent and QCII in the manner specified above.

        Section 18.    No Implied Waivers; Remedies Not Exclusive.    No failure by the Collateral Agent or Secured Parties to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Security Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent or Secured Parties of any right or remedy under any Secured Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Secured Agreements are cumulative and are not exclusive of any other rights or remedies provided by law.

        Section 19.    Successors and Assigns.    This Agreement is for the benefit of the Collateral Agent and the Secured Parties. If all or any part of any Secured Party's interest in any Secured Obligation is assigned or otherwise transferred, in accordance with the terms of the applicable Secured Agreement, the transferor's rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on QCII and its respective successors and assigns.

        Section 20.    Amendments and Waivers.    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the parties hereto; provided, however, that, no such amendment, modification or waiver shall be binding as to any Class unless holders of a the majority of the principal amount of the Secured Obligations of such Class (or their trustee or like representative on their behalf) shall have consented to the same in writing.

        Section 21.    Choice of Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

        Section 22.    Waiver of Jury Trial.    EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY SECURITY DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        Section 23.    Severability.    If any provision of any Security Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of the Security Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Agent and the Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

QWEST COMMUNICATIONS INTERNATIONAL, INC.

By:	/s/ YASH A. RANA
	Title:	Vice President

BANK ONE TRUST COMPANY, N.A., as Collateral Agent

By:	/s/ SHARON MCGRATH
	Title:	Vice President

Exhibit A
to Pledge Agreement

Additional Secured Party Consent

        The undersigned                        desires to become an "Additional Secured Party" under the Pledge Agreement dated as of December 26, 2002 (as heretofore amended and/or supplemented, the "Pledge Agreement") among Qwest Communications International Inc. and Bank One Trust Company, N.A., as Collateral Agent (the "Collateral Agent").

        In consideration of the foregoing, the undersigned hereby:

    (i)
    acknowledges that it has received a copy of the Pledge Agreement and the Indenture;

    (ii)
    irrevocably appoints and authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Security and Pledge Agreement as are delegated to the Collateral Agent by the terms thereof, together with all such powers as are reasonably incidental thereto; and

    (iii)
    accepts and acknowledges the terms of the Pledge Agreement and bound by all the provisions thereof as fully as if it had been a Secured Party on the effective date of the Pledge Agreement.

        The name and address of the undersigned (or its trustee, agent or similar representative) for purposes of Section 17 of the Security and Pledge Agreement are as follows:

        [name and address of new Additional Secured Party or its representative].

Terms defined in the Pledge Agreement (or whose definitions are incorporated by reference in Section 1 of the Pledge Agreement) and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

        IN WITNESS WHEREOF, the undersigned has caused this Additional Secured Party Consent to be duly executed by its authorized officer as of this            day of 20    .

[NAME OF ADDITIONAL SECURED PARTY]

By:

Name:
Title:

QuickLinks

  Exhibit 4.3
PLEDGE AGREEMENT
TABLE OF CONTENTS
PLEDGE AGREEMENT
  Exhibit A to Pledge Agreement
Additional Secured Party Consent